Exhibit 99.1

Ducommun Incorporated press release issued July 29, 2003 regarding second quarter 2003 results.

Exhibit 99.1

CONTACT:	Joseph C. Berenato
Chairman, President and Chief Executive Officer
(562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS

FOR THE SECOND QUARTER ENDED JULY 5, 2003

LOS ANGELES, California (July 29, 2003) – Ducommun Incorporated (NYSE:DCO) today reported results for its second quarter and six-month period ended July 5, 2003.

Sales for the second quarter of 2003 were $56.2 million, compared to $56.1 million for the second quarter of 2002. Net income for the second quarter of 2003 was $4.0 million, or $0.40 per diluted share, compared to net income of $2.6 million, or $0.26 per diluted share, for the same period last year. The Company’s effective tax rate for the second quarter of 2003 was 28.5%, compared to 36.0% for the second quarter of 2002, primarily as a result of higher research and development tax credits in 2003. Net income for the second quarter of 2002 included an after-tax loss of $0.2 million, or $0.02 per diluted share, from a discontinued operation which was sold in October 2002, and an after-tax charge of $0.7 million, or $0.07 per diluted share, related to consulting services.

The Company’s mix of business in the second quarter of 2003 was approximately 67% military, 29% commercial and 4% space, compared to 58% military, 38% commercial and 4% space in the second quarter of 2002.

Sales for the first six months of 2003 were $111.3 million, compared to $110.8 million for the first six months of 2002. Net income for the first six months of 2003 was $7.1 million, or $0.72 per diluted share, compared to net income of $3.9 million, or $0.39 per diluted share, for the same period last year. The Company’s effective tax rate for the first six months of 2003 was 31.0%, compared to 36.0% for the first six months of 2002, primarily as a result of higher research and development tax credits in 2003. Net income for the first six months of 2002 included a non-cash after-tax charge of $2.3 million, or $0.24 per diluted share, related to the cumulative effect of a change in accounting principle related to goodwill impairment of a discontinued operation which was sold in October 2002, and an after-tax loss of $0.4 million, or $0.04 per diluted share, related to the same discontinued operation.

The Company’s mix of business in the first six months of 2003 was approximately 66% military, 30% commercial and 4% space, compared to 55% military, 40% commercial and 5% space in the first six months of 2002.

Joseph C. Berenato, chairman, president and chief executive officer, stated: “We are pleased with our performance in the second quarter which was an extension of our first quarter successes. We continue to focus our near-term efforts on operational process improvements while, longer term, continuing to win higher-level subassembly and subsystem work from our key customers. Likewise, our acquisition focus remains on companies which will enhance our engineered product capabilities. We will use our cash flow to make our solid balance sheet even stronger, so that we have substantial flexibility in financing our future growth, whether through R&D, capital expenditures or acquisition.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended July 5, 2003 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Six Months Ended
	July 5, 2003	June 29, 2002	July 5, 2003	June 29, 2002
Net Sales	$56,211,000	$56,148,000	$111,252,000	$110,780,000

Operating Costs and Expenses:
Cost of Goods Sold	43,282,000	43,227,000	86,310,000	84,970,000
Selling, General & Administrative Expenses	7,105,000	8,005,000	14,088,000	14,464,000

Total	50,387,000	51,232,000	100,398,000	99,434,000

Operating Income	5,824,000	4,916,000	10,854,000	11,346,000
Interest Expense	(244,000)	(467,000)	(565,000)	(982,000)
Income Tax Expense	(1,589,000)	(1,601,000)	(3,190,000)	(3,731,000)

Income from Continuing Operations	3,991,000	2,848,000	7,099,000	6,633,000
Loss from Discontinued Operation, Net of Tax	—	(201,000)	—	(431,000)
Cumulative Effect of Accounting Change, Net of Tax	—	—	—	(2,325,000)

Net Income	$3,991,000	$2,647,000	$7,099,000	$3,877,000

Basic Earnings Per Share:
Income from Continuing Operations	$0.40	$0.29	$0.72	$0.68
Loss from Discontinued Operation, Net of Tax	—	(0.02)	—	(0.04)
Effect of Accounting Change, Net of Tax	—	—	—	(0.24)

Basic Earnings Per Share	$0.40	$0.27	$0.72	$0.40

Diluted Earnings Per Share:
Income from Continuing Operations	$0.40	$0.28	$0.72	$0.67
Loss from Discontinued Operation, Net of Tax	—	(0.02)	—	(0.04)
Effect of Accounting Change, Net of Tax	—	—	—	(0.24)

Diluted Earnings Per Share	$0.40	$0.26	$0.72	$0.39

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,874,000	9,802,000	9,873,000	9,753,000
Diluted	9,897,000	10,040,000	9,895,000	9,913,000

###